EXHIBIT 99.2

                     [LOGO OF STURM, RUGER & COMPANY, INC.]

To the Shareholders of Sturm, Ruger & Co., Inc.,

The third quarter of 2008 was a significant improvement over the third quarter of last year, but also saw a setback for our popular LCP pistol.

o Our sales grew 31% from the third quarter of 2007 and 8% from the second quarter of 2008, primarily on the strength of new product shipments.

o At the end of the quarter, our cash, cash equivalents and short-term investments totaled $22.6 million. Our pre-LIFO working capital of $91.6 million, less the LIFO reserve of $47.5 million, resulted in working capital of $44.1 million and a current ratio of 2.8 to 1.

o To enhance and protect our strong liquidity in reaction to the recent turmoil in the financial markets, in late October we drew down $1 million from our $25 million credit facility to ensure our access to it, and moved approximately $16 million from money market funds investing in Treasury Bills to direct investments in Treasury Bills.

o The Company has completed its share repurchase announced in April 2008. Under a 10b5-1 program that expired on October 17, the Company repurchased a total of 1.5 million shares of its common stock for $9.9 million in the open market, representing 7.2% of the outstanding shares, at an average price per share of $6.59. At the completion of this program and before drawing on the credit line, cash and equivalents were approximately $20 million and there were 19.1 million shares outstanding.

o Recently, the Company received a small number of reports from the field that its LCP pistols can discharge if dropped onto a hard surface. Although no injuries were reported, the Company initiated a recall of all LCP pistols in October 2008 to offer free safety upgrades. The estimated cost of this retrofit program of approximately $2.3 million was recorded in the third quarter of 2008 and had the impact of reducing earnings per share by $0.07 in the quarter. This safety upgrade program is expected to be in effect for several years.

My goal in writing this letter is to put the third quarter results into context, update you on the ongoing transformation of Ruger, and to give you the information you need to better estimate Ruger's intrinsic value.


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

In the letter I wrote to Shareholders last year, I commented: "I am optimistic that Ruger can grow and prosper, but the transformation will take time and progress will not always be smooth. Sometimes it will follow the old adage, two steps forward and one step back." That is still true today.

Two Steps Forward

Product Demand: One of the most important activities at Ruger is new product development - innovation is the surest path to improved demand and higher margins. Ruger has introduced two major new products in the last 12 months: the 9mm SR9 striker-fired, full-size pistol and the .380 LCP lightweight compact pistol. Both firearms took Ruger into new product categories where it had not previously participated and both have drawn considerable consumer interest. In addition to generating significant sales of their own, they have also raised consumer awareness of the Ruger brand and helped sales of other, more established Ruger products. In the third quarter of 2008, demand for all Ruger pistols - and many of the other products - was much higher than it was in the comparable period one year ago, and was higher without the benefit of sales promotions that were in effect one year ago. Higher pistol sales, good gross margins, and lower promotional expenses all contributed to the improvement in earnings.

Manufacturing: Transforming Ruger into a lean organization, as in the Toyota model of lean, is a second major focus at Ruger. We have made steady progress in the past year, and today many of the major-parts machining and final assembly areas are organized in single-piece flow cells. This has had tangible benefits of improved labor efficiency, faster throughput times, and reduced work-in-process inventory in those areas. Moreover, production rates, which started to increase late in 2007, continue to improve in 2008. In the third quarter of 2008, we produced 58% more units than we did in the third quarter of 2007.

The following chart illustrates the progress made in improving our labor-related expenses and our non-labor overhead expenses, both measured as percent of the sales value of firearms production ("SVP") during each quarter. SVP is defined as units produced in the period multiplied by their standard unit sales price, and is used in this chart below instead of sales to eliminate the impact of differences in mix between production and sales and changes in inventory during the periods.

                                       Q3         Q2          Q1          Q4
                                      2008       2008        2008        2007
                                     ------     ------      ------      ------

(Labor expenses) / SVP                 0.27       0.28        0.32        0.38

Non-labor overhead / SVP               0.13       0.16        0.13        0.22


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

We still have a long way to go with just the basics of establishing lean methodologies; the immediate focus going forward with lean is on establishing single-piece flow cells for our small-parts manufacturing and for the new products we are developing. In addition to setting up flow cells, the next phase of the lean transition includes the development of pull systems to link the assembly cells, component manufacturing cells, our foundry and our outside parts suppliers. Finally, a number of the older product lines, including double-action revolvers and No. 1 rifles for example, continue to have demand that exceeds our production capacity and we are working diligently to re-engineer those designs for improved manufacturability.

Liquidity: Liquidity is very important in today's uncertain economy and tight credit market. Ruger has a strong balance sheet, with approximately $20 million in cash and equivalents. Additionally, our accounts receivable balance is more than 98% current, with tight terms and standby letters of credit in place from most of our customers. Finally, our current ratio at the end of the third quarter was 2.8 to 1 after netting out a LIFO reserve of $47.5 million. Our current ratio on a FIFO inventory basis would be 4.8 to 1.

Stock Repurchase: During the past 12 months we have repurchased 3.7 million shares of the Company's common stock, representing 16.2% of the outstanding shares. The shares were purchased in the open market at an average price of $8.06 per share, at a total cost of $29.9 million. The repurchase was funded from cash held by the Company and no debt was incurred.

One Step Back

The past 12 months have seen improvements at Ruger, but the overall progress has not come without some setbacks along the way.

Product Recall: Recently, the Company received five reports from the field that its LCP pistols can discharge if dropped onto a hard surface. Although no injuries were reported, we initiated the recall of approximately 67,000 LCP pistols in October 2008 to offer free safety upgrades to the hammer mechanism. Although the new mechanism has been designed and parts are in production, this is a setback because the recall may reduce the previously strong demand for LCP pistols. Additionally, the production rate of new LCP pistols will be reduced during the fourth quarter of 2008, while resources are dedicated to retrofitting the recalled firearms and additional capacity is brought online.

Product Demand: Demand has been strong for certain product categories, but not all. Products typically purchased with self-defense in mind have done well, whereas products more oriented towards hunting or recreational shooting have had weaker demand during 2008. Consumer preferences and demand shift for many reasons, including the economy and political climate, but the behavior reemphasizes the need for constant feedback from the consumer base and a quick-acting, responsive new product development process. To strengthen our voice-of-the-customer feedback, we have added additional field sales people, who


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

spend much of their time working with the retailer network promoting Ruger products to consumers. Additionally, we have made it very easy for consumers to give us feedback directly with our prominent "Tell the CEO" link on our website homepage. We have received thousands of recommendations and have been able to see patterns in the requests that now provide input to our product development process.

In spite of all of the focus and effort we put into new product development, we have missed our internal deadlines for completing certain key new product development projects during 2008, and these projects are ongoing as I write this. Some of the delay was caused by the recall of our new SR9 in April, and the intense engineering effort we poured into it over the next four months until we were able to resume production. The LCP recall is not expected to have as significant an adverse impact on engineering resources. A key part of the corrective action for our product introduction delays is training on and implementation of a more robust product development process, and we working hard to make that part of the new Ruger culture.

Manufacturing: After the second quarter of 2008, we reported that margins were adversely impacted during that quarter due to increases in non-personnel variable-overhead spending, especially maintenance and repairs, and consumable tools and supplies. We have implemented stronger controls and frequent reviews, and the result has been significant reduction in this type of spending during the third quarter of 2008.

Our foundry is running below optimum levels as we work down our inventory levels and, for at least the near term, will be a drag on our earnings. We are working hard to reduce our breakeven levels in the foundry and to implement lean processes to improve efficiency and throughput. I do not think there will be any quick fixes here, but there will be progress over time.

Liquidity: We made considerable progress in 2007 in monetizing under-utilized assets on our balance sheet, but still have two properties in Connecticut and one property in New Hampshire that are for sale. With the current tight credit market, I do not expect these commercial properties to sell any time soon.

Performance Metrics

Please read our quarterly filings, especially the section titled, "Management's Discussion & Analysis of Financial Condition and Results of Operations" (the "MD&A"). We have included more value-relevant information in it to improve transparency and have tried to enhance its readability. Our quarterly SEC filings, and last year's third quarter Letter to Shareholders, are available on the internet at www.sec.gov and www.ruger.com/corporate/. If you would like to receive notice of our SEC filings and other press releases by email, you may sign up for this service at www.ruger.com/corporate/. You may also submit questions about our results at www.ruger.com/corporate/ and, if appropriate, your questions will be addressed by the Company in a manner compliant with regulation FD at the time of our next quarterly filing.


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

An example of the important value-relevant information in our quarterly filings is the following summary unit data for the trailing seven quarters:

                            2008            2008           2008           2007           2007            2007            2007
                             Q3              Q2             Q1             Q4             Q3              Q2              Q1
                         -----------     -----------    -----------    -----------    ------------    -----------     -----------
Units Ordered               125,700         120,300        260,100        113,100          80,900        115,300         175,700
Units Produced              158,900         150,600        124,000        104,900         100,800        132,000         127,200
Units Shipped               146,000         136,700        135,700        111,900          98,600        129,600         141,700

Because of the complexity of issues during the transformation of Ruger - and the associated complex accounting transactions - we have developed additional formats for internal analysis of our business. One of these formats is intended to help us analyze comparative, under-lying operating performance in consecutive quarters:

                                                   2008       2008        2008        2007        2007        2007        2007
                                                    Q3         Q2          Q1          Q4          Q3          Q2          Q1
                                                  -------    -------     -------     -------     -------     -------     -------
Reported operating                                $   380    $ 1,429     $ 2,326     $(2,387)    $(2,566)    $ 6,049     $ 7,915
income
Adjustments to analyze underlying performance:
 LIFO                                               1,578      2,130          98       1,730        (238)     (6,143)     (4,423)
 Overhead rate                                         47     (1,062)       (464)     (3,582)        760       2,826       1,400
 Direct Labor rate                                    568     (1,879)         --          --          --          --          --
 Severances                                            --         --         707          92         132         190       1,038
 Excess & Obsolete
 Inventory reserve                                     32        666        (418)        261        (122)       (443)     (1,025)
 Pension curtailment                                   --         --          --          --       1,143          --          --
 Asset impairment                                      --         --          --       1,775         489          --          --
 Product liability                                    129        177         189         231         282         817         356
 Product recall                                     2,268         --       1,208          --          --          --          --
                                                  -------    -------     -------     -------     -------     -------     -------
Total adjustments                                   4,622         32       1,320         507       2,446      (2,753)     (2,654)
                                                  -------    -------     -------     -------     -------     -------     -------
Underlying performance
comparison                                        $ 5,002    $ 1,461     $ 3,646     $(1,880)    $  (120)    $ 3,296     $ 5,261
                                                  =======    =======     =======     =======     =======     =======     =======

Summary

Product Demand: In the last 12 months we have launched two new products into growing segments of the firearms market and have seen very favorable demand for them, as well as improved brand awareness for Ruger that has helped the demand for established products. These results have reemphasized what I said in last year's Letter to Shareholders: "the major long-term demand issues are having sufficient new products and participation in growing market segments rather than shrinking market segments. We are investing more in new product development and we are planning to target the growing market segments." We remain committed to listening to our customers and placing an emphasis on new product development.


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

Production: We have made progress in the last 12 months in establishing single-piece flow cells and pull systems, and the results have been improvements in labor efficiency, overhead efficiency, and production capacity. We remain committed to continuing to implement lean methodologies throughout the Company.

I see strong opportunities ahead of us for Ruger to grow and prosper. Ruger has a popular brand, a strong balance sheet, hard-working, dedicated employees, a strong Board of Directors, and a clear plan to transform the business. We have made significant progress to date. The transformation of Ruger will take several years and the road will not always be smooth, perhaps especially so in the context of our uncertain economic times, but we anticipate the effort will deliver enhanced shareholder value.

                                               Michael O. Fifer
                                        Chief Executive Officer
October 29, 2008

Certain information relating to projection of the Company's future results is forward-looking and involves risks, uncertainties and assumptions that could cause actual future results to materially differ from the forward-looking information. A discussion of some of the factors that individually or in the aggregate we believe could make our actual future results differ materially from such projections can be found under Item 1A Risk Factors in our Annual Report on Form 10-K filed with the SEC in March, 2008. Our quarterly and annual SEC filings are available on the internet at www.sec.gov and www.ruger.com/corporate/.


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